EXHIBIT 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Harbinger Group Inc.:

We consent to the use of our report dated November 21, 2013, except for Note 19, as to which the date is November 26, 2013, with respect to the consolidated balance sheets of Fidelity & Guaranty Life and subsidiaries (formerly, Harbinger F&G, LLC) (Successor) as of September 30, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, changes in shareholder’s equity, and cash flows for the years ended September 30, 2013 and 2012 and the period April 6, 2011 through September 30, 2011, and of Fidelity & Guaranty Life Holdings, Inc. and subsidiaries (formerly, Old Mutual U.S. Life Holdings, Inc) (Predecessor) for the period January 1, 2011 through April 5, 2011, and financial statement schedules I to IV, included in the prospectus, which is part of this registration statement on Form S-4, and to the reference to our firm under the heading “Experts” in such prospectus.

The audit report includes an explanatory paragraph that describes the Successor’s acquisition of the Predecessor on April 6, 2011. Accordingly, the consolidated financial statements are prepared in conformity with ASC 805, “Business Combinations,” for the Successor as a new entity with assets, liabilities and a capital structure not comparable to prior periods.

/s/ KPMG LLP

Baltimore, MD

December 6, 2013